FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Kevin Kessel, CFA	Randi Polanich
Vice President, Investor Relations	Chief Communications Officer
(408) 875-6627	(408) 875-6633
kevin.kessel@kla.com	randi.polanich@kla.com

KLA NAMES MARIE MYERS TO BOARD OF DIRECTORS

MILPITAS, Calif., Feb. 13, 2020—KLA Corporation (NASDAQ: KLAC) announced the appointment of Marie Myers to its board of directors.
A multi-faceted strategic finance executive with a proven track record in driving innovation and global business development and spearheading transformational change, Myers brings a wealth of experience to the KLA board. She also currently serves on the board of directors of F5 Networks, Inc.
"We're excited to have Marie Myers join the KLA board," commented Edward W. (Ned) Barnholt, chairman of the board of KLA. "Marie's extensive experience in global financial leadership for a multinational technology company, and her expertise in advanced data analytics and artificial intelligence make her an ideal fit for KLA's Board as we execute our strategies for growth."
Myers was most recently the CFO of UiPath, a robotics process automation software company and prior to that she served as the global controller of Hewlett Packard (HP), where she was responsible for HP's financial statements and global financial operations. In her twenty-year career at HP and Compaq, Marie held various leadership positions in finance, including VP of finance strategy, sales, and Hp.com, as well as head of audit, and CFO of the personal systems group.
She has been widely recognized for her leadership expertise and contributions as a technology executive. Myers is also a passionate advocate in the community. She founded and is president emeritus of Anti-Gray Market Alliance, and serves on the advisory board for the University of St. Thomas, Houston, the Girlstart Council for Houston and the U.S. advisory board for the University of Queensland North America.

About KLA:
KLA develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).

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